                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      SPELLING ENTERTAINMENT GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       SPELLING ENTERTAINMENT GROUP INC.
            5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90036



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998



     You are cordially invited to attend the Annual Meeting of Shareholders of Spelling Entertainment Group Inc. (the "Company") which will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Versailles Room, Beverly Hills, California, at 11:30 a.m., Pacific Time, on May 21, 1998, for the purpose of electing directors and to transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on April 1, 1998 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 5700 Wilshire Boulevard, Los Angeles, California, for a period of ten days prior to the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.



                                         SALLY SUCHIL
                                         Secretary

Los Angeles, California
April 9, 1998

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                         PROXY AND RETURN IT PROMPTLY.

                       SPELLING ENTERTAINMENT GROUP INC.



                                PROXY STATEMENT



                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Spelling Entertainment Group Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held at the Beverly Hilton, 9876 Wilshire Boulevard, Versailles Room, Beverly Hills, California, at 11:30 a.m., Pacific Time, on May 21, 1998, and at any
postponements or adjournments thereof.   Proxies properly executed and returned
in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and on other matters properly presented for a vote, in accordance with the judgment of the persons acting under the proxies. If for any reason (which the Board of Directors does not expect) a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors. Any shareholder giving a proxy has the power to revoke it any time before it is voted, by giving written notice to the Secretary of the Company at the address below so that it is received no later than the closing of the polls at the Annual Meeting, or by attending the Annual Meeting in person and voting, or by executing a later-dated proxy delivered prior to the closing of the polls at the Annual Meeting.

     The Company's executive offices are located at 5700 Wilshire Boulevard, Los
Angeles, California 90036 (telephone 213-965-5700).   Proxy materials are being
mailed to shareholders beginning on or about April 9, 1998.


                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record at the close of business on April 1, 1998 (the "Record Date"), are entitled to vote at the Annual Meeting. The only voting stock of the Company outstanding is its common stock, $.001 par value per share (the "Common Stock"), of which 92,399,999 shares were outstanding of record as of the close of business on April 1, 1998. Each share of Common Stock issued and outstanding is entitled to one vote on each matter to be presented at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, who will also determine whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered voted shares, and will count for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present, broker non-votes and abstentions will not be considered present at the Annual Meeting and will have no effect on the voting for the election of directors.

     As of the Record Date, Viacom Inc. ("Viacom") was the beneficial owner of approximately 74,518,922 shares of Common Stock representing approximately 80% of the outstanding shares. Viacom has advised the Company of its intention to vote such shares in favor of the below listed nominees for directors. Such action by Viacom is sufficient to elect such directors without any action on the part of any other holder of Common Stock.


                             ELECTION OF DIRECTORS

     By resolution of the Board of Directors of the Company, the number of directors constituting the Board is set at six directors. Proxies may not be voted for more than six persons. In the election of directors, shareholders do not have cumulative voting rights.

     The persons named below have been designated by the Board as nominees for election as directors for terms expiring at the Company's Annual Meeting of Shareholders in 1999. All nominees are currently serving as directors.

     SUMNER M. REDSTONE, age 74, has been Chairman of the Board since January
1996 and has been a Director of the Company since November 1994.   Mr. Redstone
has served as Chairman of the Board of Viacom since 1987 and as Chief Executive Officer of Viacom since January 1996. He has served as President, Chief Executive Officer of National Amusements, Inc. ("NAI") since 1967 and as
Chairman of the Board of NAI since 1986.    He served as the first Chairman of
the Board of the National Association of Theater Owners, and is currently a member of the Executive Committee of that organization. In October 1996, Mr. Redstone was appointed by President Clinton to the position of Chairman of the Corporate Commission on Education Technology whose mission is to advance the quality of education in the United States through the use of technology. The Commission comprises chief executive officers from leading media and telecommunications companies. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured in entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University.

     AARON SPELLING, age 74, has been Vice Chairman of the Board of the Company since April 1993 and a Director since October 1992. Mr. Spelling also serves as the Chairman of the Board and Chief Executive Officer of Spelling Television Inc. Mr. Spelling's career includes involvement as a writer, creator and producer of more than 100 movies-for-television and more than 30 television series including "The Danny Thomas Hour," "The Guns of Will Sonnett," "The Mod Squad," "Charlie's Angels," "The Rookies," "Starsky & Hutch," "Hart to Hart," "Fantasy Island," "Family," "The Love Boat," "Vegas," "Matt Houston," "Hotel," "Dynasty," "The Colbys," "Beverly Hills, 90210," "Melrose Place," and Heaven," encompassing more than 3,800 hours of television programming over 30 years.

     PHILIPPE P. DAUMAN, age 44, has been a Director of the Company since November 1994. Mr. Dauman has served as Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From February 1993 to March 1994, Mr. Dauman served as Senior Vice President, General Counsel and Secretary of Viacom. Prior thereto, Mr. Dauman was a partner in the law firm of Shearman & Sterling in New York, which he joined in 1978. Mr. Dauman also serves on the Board of Directors of Lafarge Corporation, NAI and Viacom.

     THOMAS E. DOOLEY, age 41, was elected a Director of the Company in April 1996. Mr. Dooley has served as Executive Vice President - Finance, Corporate Development and Communications of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From July 1992 to March 1994, Mr. Dooley served as Senior Vice President, Corporate Development of Viacom. From August 1993 to March 1994, he also served as President, Interactive Television of Viacom. Prior thereto, he held various positions in Viacom's corporate and divisional finance areas. Mr. Dooley also serves on the Board of Directors of Viacom.

     WILLIAM M. HABER, age 55, was elected a Director of the Company in August 1997. Mr. Haber has served as Advisor to the President of Save The Children Federation, Inc. since November 1995. In 1975, Mr. Haber co-founded Creative Artists Agency ("CAA"). From January 1975 to November 1995 he was responsible for managing and executing CAA's innovative corporate advisory services. From 1964 to 1975 he was head of the talent department at the William Morris Agency. Mr. Haber is a past President of the Hollywood Radio & Television Society and a member of the Board of Directors of several organizations, including the Museum of Television & Radio, the Ad Council, Jim Henson Productions, The Foundation for the Junior Blind and Save the Children Federation, Inc.

     JOHN L. MUETHING, age 76, has been a Director of the Company since October
1992.    He has been Of Counsel to the Cincinnati, Ohio law firm of Keating,
Muething & Klekamp for more than eight years.


                               EXECUTIVE OFFICERS

     Set forth below is information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the Company.

     PETER H. BACHMANN, age 40, was elected President of the Company in May 1997. Mr. Bachmann served as Executive Vice President, Office of the President of the Company from September 1994 to May 1997. From August 1993 to September 1994, he served as Senior Vice President-Business and Legal Affairs of the Company and of Spelling Television Inc. From June 1987 to August 1993, Mr. Bachmann served in various executive positions at Imagine Films Entertainment, Inc., most recently as Executive Vice President, Business Affairs.

     ROSS G. LANDSBAUM, age 35, has been the Vice President - Finance and Business Development and Treasurer of the Company since August 1997. Mr. Landsbaum served as Vice President, Finance and Tax from July 1994 to August 1997. Prior to joining the Company, Mr. Landsbaum held various positions with Arthur Andersen LLP from January 1986 to June 1994, most recently as Manager.

     JAMES MILLER, age 38, has been Vice President and Controller of the Company since January 1997. Mr. Miller served as Vice President and Controller/Acting Chief Financial Officer of Silver King Communications, Inc. from July 1996 to December 1996. Prior thereto, he served in a Vice President, Controller of Savoy Pictures, Inc. from November 1993 to July 1996. From July 1989 to October 1993, he served as Manager, Financial Reporting and then as Manager, Studio Finance and Planning with Walt Disney Pictures. He also served in various accounting positions with KPMG Peat Marwick and Rhino Records, Inc. from November 1984 to July 1989.

     SALLY SUCHIL, age 47, has been Senior Vice President, General Counsel and Secretary of the Company since January 1995. In January 1998, Ms. Suchil's administrative responsibilities for the Company were expanded and her title was changed to Senior Vice President - General Counsel, Secretary and
Administration.   Ms. Suchil served as Senior Vice President and Assistant
General Counsel of Metro-Goldwyn-Mayer Inc. ("MGM") from June 1992 to December 1994. Prior thereto, she served as Senior Vice President-Corporate Legal Affairs of MGM from July 1991 to June 1992, and Vice President-Corporate Legal Affairs of MGM from 1986 to July 1991.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Pacific Exchange. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that in 1997 and through the date of this Proxy Statement, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were complied with.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information concerning the Common Stock of the Company beneficially owned by each director, each Named Officer in the Summary Compensation Table below, each person (or group) known to the Company to beneficially own more than five percent of the outstanding Common Stock, and the directors and executive officers as a group on April 1, 1998, is shown in the following table:

                                                    Number of Shares
       Name of Director, Executive                  of Common Stock                   Percent
         Officer or Shareholder                   Beneficially Owned(l)               of Class
       ---------------------------                --------------------                --------
     Sumner M. Redstone..................           74,518,922/(2)/                      80%
     Aaron Spelling......................              861,000/(3)(4)/                    *
     Philippe P. Dauman..................                   --/(5)/                       *
     Thomas E. Dooley....................                   --/(5)/                       *
     William M. Haber....................                   --                            *
     John L. Muething....................                2,000/(6)/                       *
     Peter H. Bachmann...................              348,750/(7)/                       *
     Ross G. Landsbaum...................               35,625/(7)/                       *
     James Miller........................                5,000/(7)/                       *
     Sally Suchil........................               45,000/(7)/                       *
     Viacom Inc..........................           74,518,922/(8)/                      80%
     All directors and executive officers
      as a group (10 persons)............           75,816,297/(4)(7)/                   82%

_______________________
*    Less than one percent of the class of securities

(1) Unless otherwise indicated, each holder named has sole voting and investment power with respect to the shares of Common Stock owned by such holder.
(2) Consists of shares of Common Stock indirectly owned by Viacom and attributed to Mr. Redstone. NAI owns approximately 67.2% of Viacom's Class A Common Stock and approximately 18.3% of Viacom's Class B Common Stock. Mr. Redstone is the controlling shareholder of NAI and is its Chairman of the Board, President and Chief Executive Officer.
(3)  Of this amount, 48,500 shares are held jointly with his wife.
(4) Includes 812,500 shares of Common Stock which may be acquired within 60 days of April 1, 1998 by Mr. Spelling upon exercise of stock options.
(5) Does not include any shares of Common Stock beneficially owned by Viacom. (See "Election of Directors.")
(6)  Held jointly with his wife.
(7) Consists of shares of Common Stock which may be acquired within 60 days of April 1, 1998 upon exercise of stock options.
(8) Consists of shares of Common Stock indirectly owned by Viacom and attributed to Mr. Redstone.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Audit Committee, Compensation Committee and Nominating Committee, the functions and membership of which are described below.

     The Audit Committee is responsible for certain financial affairs of the Company and its subsidiaries, including the selection of the Company's auditors, the review of the adequacy of internal controls and reporting, and the performance of any other duties or functions deemed appropriate by the Board. The Compensation Committee is responsible for the matters discussed under the heading "Report of the Compensation Committee" set forth below. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies as they occur. The Nominating Committee will consider persons brought to its attention by officers, directors and shareholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, to the attention of the Secretary of the Company. Messrs. Haber and Muething are currently members of the Audit Committee and the Nominating Committee. Messrs. Dauman, Haber and Muething are currently members of the Compensation Committee. During 1997, the Compensation Committee met four times; the Audit Committee met one time; and the Nominating Committee did not hold a meeting, however, members of the Nominating Committee considered Mr. Haber's appointment to the Board of Directors and in August 1997 the Board of Directors appointed Mr. Haber to serve as a member of the Board.

     During 1997, the Board of Directors took action by unanimous written
consent on three occasions and held five Board meetings.   Each director
attended all of the meetings, other than Mr. Dooley who attended 60% of the meetings, held by the Board of Directors and the committee(s) thereof on which each such director served.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services rendered in all capacities to the Company for the years ended December 1997, 1996 and 1995, of those persons who were (i) the Company's Principal Executive Officer during
1997 and (ii) certain executive officers of the Company during 1997.   (Such
persons in (i) and (ii) being referred to herein collectively as the "Named Officers").

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                                        Long-Term
                                                   Annual Compensation                 Compensation
                                                   -------------------   ---------------------------------------------
                                                                                             Securities
                                                                          Other Annual       Underlying    All Other
 Name and Principal Positions     Year   Salary           Bonus          Compensation/(a)/    Options     Compensation
-------------------------------   ----   -------   -------------------   -----------------   ----------   ------------
Peter H. Bachmann                 1997   697,624          303,750/(b)/             --           125,000   7,200/(c)/
  President                       1996   492,308          175,000                  --           250,000   6,750/(c)/
                                  1995   398,077          166,250               3,000                --   6,750/(c)/

William P. Clark/(d)/             1997   213,925               --                  --                --      --
 Senior Vice President            1996    40,385           35,000                  --            50,000      --
 and Chief Financial Officer

Ross G. Landsbaum                 1997   160,923           75,000/(b)/             --            30,000   7,200/(c)/
  Vice President - Finance        1996   144,870           30,000                  --            20,000   3,805/(c)/
  and Business Development        1995   134,731           30,000               2,695                --   3,465/(c)/
  and Treasurer

James Miller                      1997   160,000            40,000/(b)/            --            35,000   2,215/(c)/
 Vice President and
 Controller

Sally Suchil                      1997   259,615            63,750/(b)/            --            25,000   7,200/(c)/
  Senior Vice President -         1996   249,039            55,000                 --            40,000   6,750/(c)/
  General Counsel, Secretary      1995   196,154            70,000              3,000            40,000   4,505/(c)/
  and Administration

_______________
(a)  Amount accrued under a Company profit sharing plan.
(b) Bonuses were paid in February 1998 in respect of services performed in 1997.
(c)  Company contribution under the 401(k) Savings Plan.
(d)  Mr. Clark resigned from the Company in August 1997.

STOCK OPTION GRANT TABLE

     Set forth below is information with respect to grants of stock options during the fiscal year ended December 31, 1997, to the Named Officers. All such options were granted with an exercise price equal to the market value of the underlying Common Stock on the date of the grant. Stock appreciation rights are not available under the Company's stock option plans.

                             OPTION GRANTS IN 1997
                             ---------------------

                                                                                                      Potential Realizable
                          Individual Grants                                                             Value at Assumed
                          -----------------                                                           Annual Rates of Stock
                              Number of             % of Total                                        Price Appreciation for
                             Securities           Options Granted                                         Option Term
                             Underlying            to Employees          Exercise    Expiration       -----------------------
                          Options Granted(1)      in Fiscal Year          Price        Date              5%           10%
                          ------------------      -----------------      ----------  ----------       --------     ----------
Peter H. Bachmann......             125,000              10.50%           $6.875       12/22/07        $540,456    $1,369,622
William P. Clark.......                  --                 --                --             --              --            --
Ross G. Landsbaum......              15,000               1.26%           $7.625       02/04/07          71,930       182,284
                                     15,000               1.26%           $6.875       12/22/07          64,855       164,355
James Miller...........              20,000               1.68%           $7.875       01/06/07          99,051       251,014
                                     15,000               1.26%           $6.875       12/22/07          64,855       164,355
Sally Suchil...........              25,000               2.10%           $6.875       12/22/07         108,091       273,924
-----------

(1)  Grant vests 25% each year over a period of four years.

     As required by the Commission, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Common Stock. The closing price of the Common Stock on April 1, 1998 was $9.0625.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table sets forth certain information pertaining to stock options (i) exercised during the fiscal year ended December 31, 1997 and (ii) held as of December 31, 1997 by the Named Officers. The Company has no long-term incentive compensation plans pursuant to which stock appreciation rights may be awarded.

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR END OPTION VALUES
     ---------------------------------------------------------------------

                                                                  Number of Unexercised               Value of Unexercised
                                                                       Options at                    In-The-Money Options at
                                  Shares                            December 31, 1997                 December 31, 1997/(1)/
                                 Acquired        Value        --------------------------------   ----------------------------------
       Named Officers           On Exercise     Realized      Exercisable     Unexercisable        Exercisable       Unexercisable
-----------------------------   -----------   -------------   -----------   ------------------   --------------    -----------------


Peter H. Bachmann............        --              --          286,250          368,750            $   --              $15,625
Ross G. Landsbaum............        --              --           30,625           56,875            $   --                1,875
James Miller                         --              --               --           35,000            $   --                1,875
Sally Suchil                         --              --           25,000           80,000            $   --                3,125
-----------

(1) The closing price of the Company's Common Stock on December 31, 1997 was $7.00.

DIRECTOR COMPENSATION

     Each member of the Board (excluding Messrs. Dauman, Dooley and Redstone) is currently paid an annual fee of $15,000 plus $750 for each Board and Committee meeting attended.

EMPLOYMENT CONTRACTS

     Pursuant to an Employment Agreement dated as of March 1, 1998 (the "Employment Agreement"), Aaron Spelling is employed as Vice Chairman of the Board of the Company and as Chairman of the Board and Chief Executive Officer of Spelling Television Inc. and is entitled to serve as Executive Producer or Producer of substantially all television programs and films (as he may elect)
produced by the Company or its production subsidiaries.   Mr. Spelling's
Employment Agreement extends through April 30, 2000. As compensation for the performance of his obligations under the agreement, Mr. Spelling receives a salary of $129,167 per month for the first two months of the agreement, and an annual base salary of $1,700,000 for the period May 1, 1998 to April 30, 1999 ("first term year") and $1,850,000 for the period May 1, 1999 to April 30, 2000 ("second term year"). Mr. Spelling is also entitled to receive a year-end bonus of $175,000 for the first term year and $200,000 for the second term year. As compensation for serving as an Executive Producer or Producer, Mr. Spelling receives certain producer fees and other compensation. (See "Certain Transactions").

     Mr. Spelling has the right to terminate the Employment Agreement effective upon seven (7) days' written notice in the event that the Company materially breaches its obligations under the Employment Agreement or upon certain circumstances involving a change of control of the Company. If the agreement is terminated for any reason, Mr. Spelling may elect to continue to provide Executive Producer services on the Company's product as set forth in the agreement and the Company will pay him producer fees and other compensation as set forth therein. If Mr. Spelling terminates the Employment Agreement based on a material breach by the Company, Mr. Spelling has the right to cease providing services and receive a lump sum payment equal to the present value of his base salary for the remainder of the term, as well as Executive Producer fees and other compensation payable in accordance with a formula provided in his Employment Agreement, and the year-end bonuses. In addition, Mr. Spelling was also granted 75,000 stock options. In the event the Company is sold or taken private (as defined in his agreement), any outstanding and unvested stock options he holds will become immediately exercisable.

     The Company has a three-year employment agreement with Peter H. Bachmann, dated as of January 1, 1997, wherein he is employed as President of the Company and received an annual salary of $675,000 during the first year of the term. Pursuant thereto, his salary increased to $725,000 on January 1, 1998 and will be increased to $795,000 on January 1, 1999. Further, he is entitled to receive target incentive compensation of 50% of his salary based on the Company's performance and his individual performance. Mr. Bachmann is also entitled to receive an annual grant of not less than 125,000 stock options. Under certain circumstances, including a change of control or sale or liquidation of the Company or if the Company engages in a "going private" transaction (as defined in his agreement), Mr. Bachmann's outstanding stock options will become fully exercisable and vested. In the event Mr. Bachmann is terminated without cause or he terminates the agreement for good reason, he is entitled to receive his base salary, bonus and certain other compensation for the balance of the employment term, subject to mitigation after the first 18 months, and all outstanding and vested stock options as of the end of the employment term shall remain exercisable for six months following the date of termination (but not beyond the expiration date of such stock options.)

     The Company has an agreement with Ross G. Landsbaum which terminates on August 3, 1999. Pursuant to such agreement, Mr. Landsbaum is employed as the Vice President - Finance and Business Development and Treasurer of the Company at an annual salary of $190,000 and his annual salary will be increased to $210,000 on August 4, 1998. Mr. Landsbaum is also entitled to receive target incentive compensation of 30% of his annual salary at the Company's discretion.

     The Company has an agreement with James Miller, dated as of January 6, 1997, which terminates on January 5, 1999. Pursuant to such agreement, Mr. Miller is employed as Vice President and Controller at an annual salary of $160,000 during the first year of the agreement and $185,000 during the second year of the agreement. The Company also has an option to renew the agreement for one additional year at an annual salary of $190,000. Mr. Miller is also entitled to receive a bonus at the Company's discretion. Pursuant to Mr. Miller's employment agreement, he was granted 20,000 stock options vesting 25% each year.

     The Company has an agreement with Sally Suchil which terminates on January 4, 2000. Pursuant to such agreement, Ms. Suchil is employed as Senior Vice President - General Counsel, Secretary and Administration of the Company at an annual salary of $305,000 and her annual salary will be increased to $325,000 on
January 1, 1999.   Ms. Suchil is also entitled to receive target incentive
compensation of 30% of her base annual salary.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors at April 1, 1998 consisted of Philippe P. Dauman, William M. Haber (Chairman) and John L. Muething. The Compensation Committee's functions include reviewing and recommending compensation arrangements for executive officers of the Company and administering the Company's stock option plans, including determining eligibility, the number of shares to be granted and the terms of such grants. Mr. Dauman recuses himself from all matters relating to stock option grants to directors and executive officers of the Company who are subject to the provisions of Section 16 of the Exchange Act. Such matters are administered solely by the non-employee directors who are members of the Compensation Committee.

General

     The Company's executive compensation policies relating to executive officers have been designed to provide a total compensation program that will attract, retain and motivate superior executive personnel while integrating such compensation with Company performance and shareholder interests. The Company's compensation program for executive officers has three principal components: annual base salary, annual incentive bonuses and stock option grants. Under this program, a portion of an executive's compensation, in both the short term and the long term, is linked to the Company's performance. In addition, each of the Company's employees including its executive officers is permitted, when eligible, to participate in the Company's 401(k) Savings Plan by making voluntary contributions to his or her account. The Company contributes to individual employee accounts based upon the amount of the employee's contributions. In addition, at the Company's discretion, the Company may annually make a discretionary contribution based on a profit-sharing component of the plan in such amount as may be determined, from time to time, by the Board of Directors, of the total compensation (subject to a maximum of $160,000 of such compensation) paid to participants in such plan, which amount is distributed ratably to participants' individual accounts based on the participants' base salaries.

Base Salary

     Annual salaries are established after a review of industry, peer group and national surveys of total compensation packages, as well as evaluation of the
individual executive's past and expected future performance.   Annual salary
levels are generally targeted to, and in 1997 corresponded to, the range of salaries paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies in the entertainment industry. In establishing salary levels against such range, the competitiveness of the executive's entire compensation package is considered. Certain executive officers are employed pursuant to employment agreements which fix their base salary.

Annual Incentive Bonuses

     The Company's executive officers are eligible to receive annual incentive bonuses. In approving such bonuses, consideration is given to the operating results of the Company as a whole, the performance of the individual executive's division and the contributions made by the individual during the course of the year. The evaluation is conducted from a more generalized consideration of each of the three factors with a view towards rewarding outstanding performance and encouraging executives to contribute to the overall success of their operating division and the Company as a whole. Incentive bonuses were paid to executive officers in February 1998 in respect of services performed in 1997.

Stock Options

     Stock options represent an important part of the Company's compensation program. The Committee believes that the Company's shareholders' interests are well served by aligning the Company's senior executives interests with those of the shareholders through the grant of stock options. Options under the Company's 1994 Stock Option Plan have been granted at exercise prices equal to the fair market value of the Common Stock on the date of the grant, and will only have value if the Company's stock price increases. Options granted subsequent to July 1993 generally become exercisable at the rate of 25% per year and executives generally must be employed for the options to vest. In this manner, the options provide an incentive for the growth of shareholder value over the long term since the full benefit of the options can only be realized if the price of the Company's stock appreciates over time. The Compensation Committee believes that these features provide the optionee with substantial incentives to maximize the Company's long term success. Grants of stock options generally are based upon the executive's position with the Company and an evaluation of the executive's past and expected future performance, without regard to the executive's stock ownership or grants made to the executive in prior years. The number of shares subject to a stock option grant is generally determined by dividing a multiple of the executive's base salary by the market price of the Common Stock on the date of the grant.

Compensation of the President

     From September 1994 through May 1997, Peter H. Bachmann was the Executive Vice President, Office of the President of the Company. Mr. Bachmann was elected President of the Company in May 1997.

     Mr. Bachmann received an annual salary of $675,000 during 1997 pursuant to the terms of his employment agreement with the Company. The salary level was increased in May 1997 pursuant to Mr. Bachmann's employment agreement dated as of January 1, 1997 and reflects the Board of Directors' assessment of the base compensation level which would be necessary to attract and retain experienced executives in the entertainment industry who had the requisite qualifications to manage a business enterprise of the Company's size and complexity. (See "Employment Contracts.")

     The employment contract provides that Mr. Bachmann is entitled to receive target bonus compensation of 50% of his annual base salary based upon his performance and the performance of the Company. Mr. Bachmann received a bonus of $303,750 in respect of services performed in 1997.

     In November 1997, the Compensation Committee granted Mr. Bachmann options to acquire 125,000 shares (the "1997 Options") under the Company's 1994 Stock Option Plan. Pursuant to his employment agreement, the Company shall make an annual grant of stock options to Mr. Bachmann of no less than 125,000 shares. The 1997 Options are exercisable at $6.875 per share. The 1997 Options vest in annual increments of 31,250 shares commencing January 1, 1999. The Compensation Committee approved the option grant to Mr. Bachmann in light of the additional responsibilities he has assumed as the Company's President. Moreover, during 1997 the Company restructured its home video rental operations and licensed its remaining 1997 titles to Paramount Home Video, restructured Virgin Interactive Entertainment, Inc. (a subsidiary of the Company), negotiated the renewal of Mr. Spelling's employment agreement and launched several new successful television shows. In light of the foregoing and the importance which the Compensation Committee attaches to retaining Mr. Bachmann's services, it believes a significant grant of stock options is an appropriate form of compensation to incentivize Mr. Bachmann and align his interests with those of the Company's shareholders.

Deductibility of Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code limiting to $1,000,000 the deductibility of compensation (including stock-based compensation, such as stock options) other than "performance-based" compensation paid to certain executives by public companies. The tax law change includes an exclusion for "performance-based" compensation, provided such compensation meets certain requirements, including outside director and shareholder approval of the performance goals. The Company will continue to consider the deductibility of compensation payments when establishing its compensation practices and programs.

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.


                                                   The Compensation Committee
                                                   Philippe P. Dauman
                                                   William M. Haber (Chairman)
                                                   John L. Muething



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Dauman and Muething were elected members of the Company's Compensation Committee in November 1994 and Mr. Haber (Chairman) was elected in August 1997. Since November 1994, Mr. Dauman, an executive officer and Director of Viacom, has served as a member of the Company's Compensation Committee. For further information regarding certain relationships of Mr. Dauman see "Election of Directors" and "Report of the Compensation Committee on Executive Compensation."

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return on investment (based on change in year-end stock price and assuming reinvestment of all dividends) assuming a $100 investment in the Common Stock of the Company, the Standard & Poor's 500 Stock Index and an index of peer companies selected by the Company (the "Peer Group Index") for the five year period commencing January 1, 1993 and ending December 31, 1997.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        AMONG SPELLING ENTERTAINMENT GROUP, PEER GROUP AND BROAD MARKET


Measurement Period           SPELLING
(Fiscal Year Covered)        ENTERTAINMENT  PEER GROUP   BROAD MARKET
---------------------        -------------  ----------   ------------
Measurement Pt-  1992        $100           $100         $100
FYE   1993                   $161.86        $130.07      $110.08
FYE   1994                   $175.02        $107.95      $111.54
FYE   1995                   $203.51        $113.07      $153.45
FYE   1996                   $120.07        $ 91.17      $188.69
FYE   1997                   $113.96        $138.36      $251.64



The Peer Group Index consists of the common stock of Acclaim Entertainment, Inc., Dick Clark Productions, King World Productions, Kushner-Locke Company and Trimark Holding, Inc. The Peer Group Index used in the Company's 1997 Proxy Statement (the "1997 Index") consisted of the above companies and Cinergi Pictures, Electronics Arts, Inc., LIVE Entertainment and Marvel Entertainment.

     Companies from the 1997 Index which continue to be publicly traded are Acclaim Entertainment, Inc., Dick Clark Productions, Electronic Arts, Inc., King World Productions, Kushner-Locke Company and Trimark Holding, Inc. If those companies comprised the current peer group index, then the levels for that index, instead of those reflected in the chart above, would have been as follows: 1992, $100; 1993, $130; 1994, $108; 1995, $113; 1996 $91 and 1997,
$138.

CERTAIN TRANSACTIONS

     In this section, references to Blockbuster are to Blockbuster Entertainment Corporation ("BEC") and its subsidiaries for the period ending September 29, 1994 and to Blockbuster Entertainment Group ("BEG") and its subsidiaries thereafter. References in this section to Viacom are to Viacom Inc. and its subsidiaries.

     On April 26, 1994, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Republic Pictures Corporation (now known as Republic Entertainment Inc.) ("Republic") and DE Acquisition Corporation, a wholly-owned subsidiary of the Company ("Merger Sub"), Republic Pictures was merged with and into Merger Sub (the "Merger"), and Republic Pictures became a wholly-owned subsidiary of the Company. At the time the Merger became effective (the "Effective Time") each share of Republic's common stock outstanding immediately prior to the Effective Time was converted into the right to receive $13.000 in cash without interest (the "Cash Merger Consideration"). Options and warrants to acquire Republic common stock outstanding immediately prior to the Effective Time were converted into the right to receive, upon payment of the exercise price (as adjusted as set forth below), 1.6508 shares of Common Stock for each share of Republic common stock into which such option or warrant was exercisable immediately prior to the Effective Time. The exercise price of such options and warrants was adjusted by multiplying such exercise price by 0.6058.

     Immediately prior to the Effective Time, Blockbuster owned 2,550,000 shares of Republic common stock and warrants to acquire an aggregate of 810,000 shares of Republic common stock at an exercise price of $11.50 per share, which shares and warrants, as a result of the Merger, were converted into the right to receive an aggregate of $33,150,000 and a warrant to acquire 1,337,148 shares of Common Stock, respectively. The exercise price for such warrant is $6.9667 per share. Subsequently, Blockbuster assigned the warrants to SEGI Holding Company, a subsidiary of Viacom. On February 11, 1998, Viacom exercised its right and acquired 1,337,148 shares of the Company.

     On July 30, 1994, the Company and Blockbuster entered into an exchange agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Acquisition"). Pursuant to the Exchange Agreement, Blockbuster delivered to the Company 8,686,984 ordinary shares (the "Ordinary Shares") of Virgin Interactive Entertainment Limited ("VIEL") and an option to acquire 550,000 Ordinary Shares of VIEL (collectively, the "VIE Interests") in exchange for 22,015,062 shares of the Company's Common Stock. Blockbuster had acquired a majority of the VIE Interests from third parties on July 29, 1994. As a result of the Acquisition, the Company acquired approximately 91% of VIEL's Ordinary Shares.

     In connection with the Acquisition, the Company also entered into put- and call-option agreements with Blockbuster with respect to the Ordinary Shares of VIEL not owned by the Company. Under these agreements, the Company may acquire, or be required by Blockbuster to purchase, these shares from Blockbuster at an agreed-upon price. At the option of the Company, such purchase price may be paid to Blockbuster in cash or shares of the Company's Common Stock. On June 8, 1995, Blockbuster acquired the remaining Ordinary Shares of VIEL not owned by the Company for approximately $22,973,000 plus other costs associated with the transaction. Viacom and the Company have executed amendments to extend the put- and call-option agreements through June 30, 1998.

     In January 1994, the Company entered into a three-year credit agreement with Blockbuster. As a result of the merger of Blockbuster with and into Viacom, Viacom succeeded to Blockbuster's position under the credit agreement (the "Viacom Facility"). This agreement was amended and restated in January 1995 to reflect certain amendments to the facility which were effective as of December 7, 1994, including a $25,000,000 increase in the amount available under the facility. In November 1995, the Viacom Facility was again amended to provide a $40,000,000 increase in the amount available. The Viacom Facility, as amended, provides for (i) a term loan of $100,000,000 which funded the Company's merger with Republic, a wholly-owned subsidiary of the Company and (ii) a revolving credit facility of $140,000,000 to fund the Company's working capital and other requirements. On September 30, 1996, the Company and Viacom executed a credit agreement (the "Viacom Credit Agreement"), which replaced the Viacom Facility. The Viacom Credit Agreement provides for (i) a term loan of $200,000,000 and
(ii) a revolving credit facility of $155,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings under the

Viacom Credit Agreement mature on December 31, 1998. In March 1998, the Company and Viacom executed an agreement to extend the maturity date to December 31, 1999. Under the Viacom Credit Agreement, the Company pays an annual fee (currently 0.375%) based on the unused portion of the facility, as well as certain facility and administration fees. Effective October 1, 1996, interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread (currently 2.5%) or at Citibank N.A.'s base rate. The spread is based on a sliding scale with regard to the Company's leverage ratio, as defined. Borrowings under the Viacom Credit Agreement are secured by all of the assets of the Company and its domestic subsidiaries, and the entire amount outstanding under the Viacom Credit Agreement may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated. Borrowings under the Viacom Credit Agreement may be accelerated in the event of a change in control of the Company, as defined in the Viacom Credit Agreement.

     On December 23, 1993, a wholly-owned subsidiary of VIEL established a multi-currency credit agreement with a bank in the U.S. (the "Credit Agreement"). The Credit Agreement initially provided for maximum borrowings of $15,000,000, subject to a borrowing base test. Following the Acquisition, the amount of borrowings allowable under the Credit Agreement was increased to $75,000,000, and the borrowing base test and other ratio tests were eliminated, based on the guarantee of all borrowings under the Credit Agreement by Viacom. During 1995, the borrowings allowable under the Credit Agreement were increased to $100,000,000 and in 1996, the term was extended to March 31, 1998. On February 23, 1998, the term was extended to September 30, 1998. Interest is payable monthly at the bank's reference rate or, at the Company's option, certain alternative rates. Additionally, the Company must pay a commitment fee of 0.125% on the unused portion of the available credit.

     A wholly-owned subsidiary of VIEL maintains a credit facility in the amount of 10,000,000 pounds sterling with a bank in the United Kingdom (the "UK Facility"). The UK Facility, initially expired on April 30, 1997, but was renegotiated on terms more favorable to the subsidiary. The renegotiated UK Facility, which expired on December 31, 1997, was extended to June 30, 1998 and is guaranteed by Viacom and the Company. Advances under the renegotiated UK Facility will bear interest at the bank's prime rate plus 1% or alternatively, at selected Eurocurrency rates. The Company also provides a rent guarantee for this subsidiary which expires in 2005.

     During the fiscal year ended December 31, 1997, Blockbuster was charged by the Company approximately $6,147,000 for the purchase of prerecorded videocassettes in connection with Blockbuster's retailing business. At December 31, 1997, the Company had a net receivable from BEG of approximately $98,000 related to these sales. The Company believes that the terms of the sale of this product to Blockbuster were as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to sell videocassettes to Blockbuster upon similar terms in the future.

     The Company participates in the Viacom insurance programs with respect to general business and workers' compensation coverage including coverage with respect to the Company's productions. The Company was charged approximately $979,000 during 1997 under these insurance programs. The Company believes that such amount is at least as favorable as the Company could have obtained from an outside third party for such insurance coverage. As of December 31, 1997, the Company has a net payable to Viacom of $823,000, with respect to these and other expenses.

     Spelling Television Inc. ("Spelling Television") has an agreement with Tori Spelling, Aaron Spelling's daughter, wherein Spelling Television is granted the exclusive right and property in and to Ms. Spelling's television series services as an actress in regard to the production of "Beverly Hills, 90210" for a period dating from September 26, 1990. Spelling Television has a right of first negotiation/first refusal to enter into a new contract beyond the initial term, and recently extended the term of the agreement for Ms. Spelling's services for a ninth season of the series. Ms. Spelling is compensated: per program; for television re-runs, theatrical re-runs, foreign telecasting and supplemental markets; for a portion of the net profits derived from certain merchandising activities; and if Ms. Spelling renders services for commercial announcements. Spelling Television guarantees to employ and compensate or compensate Ms. Spelling for all episodes produced in a season, but in no event for less than 32 episodes for the 1997/1998 season and no less than 26 episodes for the 1998/1999 season. In fiscal year 1997, Ms. Spelling received $2,369,124 pursuant to such agreement.

     Spelling Television has an agreement dated as of September 24, 1996 with Randy Spelling, Aaron Spelling's son, wherein Spelling Television is granted the exclusive right to Randy Spelling's services as an actor in regard to the production of Sunset Beach during the second season (1998), with an option to extend the agreement for one additional year. Pursuant to such agreement, Randy Spelling is compensated per episode, as well as for certain other required payments. In addition, Spelling Television had a separate agreement with Randy Spelling wherein he agreed to appear in three episodes of "Beverly Hills, 90210" during the 1996/1997 season. In fiscal year 1997, Randy Spelling received $401,902 pursuant to such agreements.

     Spelling Television has an agreement with Aaron Spelling whereby he is entitled to receive producer fees and other compensation on a per episode or per hour basis on the product produced by Spelling Television, including series, mini-series and movies for television, and for certain theatrical films. Pursuant to such agreement, in fiscal year 1997, Mr. Spelling was paid $5,342,000 in producers fees and other compensation by Spelling Television. The Company believes that the amount of fees paid to Mr. Spelling are equal to or less than fees paid to unaffiliated producers of comparable stature.

     The Company licensed certain entertainment product to MTV Networks , a subsidiary of Viacom, and to certain television stations owned by Viacom. Revenue from sales to MTV Networks were $125,000 for the year ended December 31, 1997. Receivables related to such sales were $306,000 at December 31, 1997. Sales to the television stations consist of both cash and barter contracts. Revenue from cash contracts was $8,000 and the Company has a receivable due from Viacom of $1,017,000 at December 31, 1997. The Company realized approximately $577,000 in revenue from third-party advertisers with respect to the sale of advertising time received under the barter contracts. The Company also licensed certain entertainment product to United Paramount Network, Comedy Central and Nickelodeon U.K., in which Viacom has equity interests. Revenue from such sales were $13,895,000 for the year ended December 31, 1997 and receivables with respect to such sales were $86,000 at December 31, 1997. Additionally, the Company licensed certain product to USA Networks and Sci-Fi Channel in which Viacom had equity interests until October 1997. Revenue from such sales were $950,000 for the year ended December 31, 1997 and the Company had receivables at December 31, 1997 from Sci-Fi Channel of approximately $412,000 related to such sales. In 1997, the Company engaged Showtime to explore business development opportunities for the Company's various cable/programming channels through December 31, 1997, at which time the Company terminated this arrangement. Pursuant to such arrangement, the Company was charged approximately $147,000.

     The Company has entered into an agreement with Comedy Partners, in which Viacom has an equity interest, to perform certain licensing and merchandising activities on their behalf in exchange for a fee. During 1997, revenues resulting from this agreement were approximately $1,847,000. Pursuant to such arrangement, the Company has a net payable to Comedy Partners of $1,254,000 as of December 31, 1997.

     In November 1997, the Company entered into an agreement with Famous Music Corporation and Ensign Music Corporation (collectively referred to as "Famous Music"), subsidiaries of Paramount Pictures Corporation ("Paramount"), with respect to administration on behalf of the Company of all musical compositions, musical cues, music scores and other musical works owned in whole or in part by the Company or acquired by the Company between January 1, 1998 and December 31, 2001 (the "License Term"). This agreement provides for the Company to receive a non-returnable, recoupable advance. If Famous Music does not recoup its advance prior to the expiration of the License Term, the term of the agreement can be automatically extended for two one-year terms. At December 31, 1997, the Company had received $5,000,000 with respect to such arrangement.

     Republic entered into an agreement with a subsidiary of BEG for the acquisition and distribution of the film "Open Season." As of December 31, 1997, a net payable of $725,000 is due to BEG in connection with this agreement.

     The Company entered into agreements with Paramount with respect to the domestic distribution of two of the Company's feature film releases "Night Falls on Manhattan" and "Stephen King's Thinner," in the theatrical, non-theatrical and pay television markets. Additionally, in 1997 the Company licensed its domestic home video rights to seven 1997 rental titles, including "Night Falls on Manhattan" to Paramount. Pursuant to such arrangement, the

Company recognized revenue in the amount of $6,187,000 from "Stephen King's Thinner" and $10,977,000 from "Night Falls on Manhattan" in 1997 and incurred distribution fees in the amount of $1,237,000 for the release of "Stephen King's Thinner" and $737,000 for "Night Falls on Manhattan" in 1997. At December 31, 1997, the Company had a receivable of $3,992,000 due from Paramount for "Stephen King's Thinner" and a payable of $186,000 due to Paramount for "Night Falls on Manhattan" related to prints and advertising expenses for its release which were advanced by Paramount. Additionally, the Company engaged Paramount to perform the theatrical distribution in selected territories for two additional feature films, "Breakdown" and "In & Out," in which the Company owns the international distribution rights.

     In August 1997, the Company licensed the distribution rights to its 1997 home video rental titles to Paramount Home Video. Under the terms of the agreement, Paramount Home Video has acquired the distribution rights to seven video rental titles from the Company including "Night Falls on Manhattan." In addition, during 1997 the Company engaged Paramount Home Video to distribute "In & Out" and "Breakdown" in certain foreign territories.

     Viacom has acquired approximately 80% of the outstanding shares of the Company and, therefore, the Company is required to be included in the consolidated federal income tax return of Viacom. The Directors of the Company approved an agreement dated November 12, 1997 between the Company and Viacom that provides for the administration of federal, state and foreign tax matters (the "Tax Agreement"). Under the Tax Agreement, the Company will remain in the same tax position as it would have if it were continuing to file its tax returns separate and apart from Viacom; as a result, the Company does not anticipate any material impact to its financial condition or results of operations.

     In the ordinary course of business, the Company has and expects to continue to do business with Viacom and its affiliates, including Blockbuster, Showtime, Nickelodeon and Paramount. In each case the transaction is negotiated on an arms-length basis and the Company believes that the transaction is at least equal to the value that the Company could obtain from an outside third party.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has engaged the accounting firm of Price Waterhouse LLP as its independent accountants for the fiscal year ending December 31, 1998. This engagement was authorized by the Company's Board of Directors upon the recommendation of the Board's Audit Committee. The determination of the Company to select Price Waterhouse was made in order to enable the Company to better coordinate financial reporting matters with Viacom, its majority shareholder; Price Waterhouse LLP serves as independent accountants to Viacom.

     Representatives of Price Waterhouse LLP are expected to be present at the 1998 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                              FINANCIAL STATEMENTS

     The Company is enclosing its financial report on Form 10-K for the year ended December 31, 1997. Shareholders are referred to the report on Form 10-K for financial and other information about the Company, but such report is not incorporated into this Proxy Statement and is not a part of the proxy soliciting material.


                           PROPOSALS BY SHAREHOLDERS

     Any proposals by shareholders intended to be presented at the 1999 Annual Meeting must be received by the Company no later than December 8, 1998.

                                 OTHER MATTERS

     You are again urged to attend the Annual Meeting at which time management of the Company will present a review of the Company's operations. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                       By Order of the Board of Directors


                                       /s/ Sally Suchil

                                       SALLY SUCHIL
                                       Secretary

                       SPELLING ENTERTAINMENT GROUP INC.
             5700 Wilshire Boulevard, Los Angeles, California 90036

                                     PROXY
          This Proxy is Solicited on Behalf of The Board of Directors.

The undersigned hereby appoints Peter H. Bachmann and Ross G. Landsbaum and each of them, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Spelling Entertainment Group Inc. at the Annual Meeting of Shareholders to be held at the Beverly Hilton, 9876 Wilshire Boulevard, Versailles Room, Beverly Hills, California, on May 21, 1998 at 11:30 a.m., Pacific Time, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote of the Election of Directors may be indicated on the reserve side of this card. Nominees are Sumner M. Redstone, Aaron Spelling, Philippe P. Dauman, Thomas E. Dooley, William M. Haber and John L. Muething.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                 (Continued and to be signed on the other side)

Please mark your votes as
indicated in this example.

           X
    ---------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

1.  ELECTION OF DIRECTORS

       FOR all nominees                WITHHOLD
      listed to the right              AUTHORITY
    (except as marked to the    to vote for all nominees
         contrary)                 listed to the right
           [_]                           [_]


 Instructions:  To withhold authority for an individual nominee draw a line through his name.




 Nominees:  Sumner M. Redstone, Aaron Spelling, Philippe P. Dauman,
            Thomas E. Dooley, William M. Haber and John L. Muething.

 A vote FOR all nominees is recommended by the Board of Directors.


 2. In their discretion, on such other business as may properly come before the meeting.

            FOR         AGAINST         ABSTAIN

            [_]           [_]             [_]


     I Will Attend the Meeting  ______


Please sign this proxy exactly as your name appears appears below. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



DATE __________________________, 1998

_____________________________________
          (Signature)

_____________________________________
    (Signature, if held jointly)

Please mark, sign, date and return this card promptly using the enclosed envelope.